The information in this Preliminary Terms Supplement is not complete and may be changed. We may not sell these Notes until the Final Terms Supplement, the Prospectus Supplement, the Product Supplement and the Prospectus (collectively, the "Offering Documents") are delivered in final form. The Offering Documents are not an offer to sell these Notes, and we are not soliciting offers to buy these Notes, in any state where the offer or sale is not permitted.

Subject to Completion
Dated July 8, 2015 PRELIMINARY TERMS SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-204908

Preliminary Terms Supplement

UBS AG Trigger Yield Optimization Notes

UBS AG $ Notes Linked to the shares of SPDR® EURO STOXX 50® ETF due on or about July 13, 2016

Indicative Terms

Issuer	UBS AG, London Branch
Issue Price per Note	Equal to the initial price of the underlying equity.
Principal Amount per Note	Equal to the initial price of the underlying equity.
Term	Approximately 12 months.
Underlying Equity	The shares of SPDR® EURO STOXX 50® ETF
Coupon Payments

UBS AG will pay interest on the principal amount of the Notes on the coupon payment dates; provided that, if any coupon payment date would otherwise fall on a date which is not a business day, the relevant coupon payment date will be the first following day which is a business day unless that day falls in the next calendar month, in which case the relevant coupon payment date will be the first preceding day which is a business day. Each payment of interest due on a coupon payment date or on the maturity date, as the case may be, will include interest accrued from the last unadjusted coupon payment date to which interest has been paid or made available for payment (or the issue date in the case of the first coupon payment date) to the relevant unadjusted coupon payment date.

UBS will compute interest on the Notes on the basis of a 360-day year of twelve 30-day months. If the maturity date is postponed beyond the originally scheduled maturity date due to the occurrence of a market disruption event on the final valuation date, interest will cease to accrue on the originally scheduled maturity date. The table below sets forth each coupon payment date and a hypothetical coupon for the Notes. The table below assumes a coupon rate of 4.19% per annum. The actual coupon rate will be set at the time the trade is placed on the trade date. Amounts in the table below may have been rounded for ease of analysis.

Coupon Payment Date*	Coupon Payment (per Note)
August 13, 2015	0.3491%
September 14, 2015	0.3491%
October 13, 2015	0.3491%
November 13, 2015	0.3491%
December 14, 2015	0.3491%
January 13, 2016	0.3491%
February 16, 2016	0.3491%
March 14, 2016	0.3491%
April 13, 2016	0.3491%
May 13, 2016	0.3491%
June 13, 2016	0.3491%
July 13, 2016	0.3491%

*The record date for coupon payment will be one business day preceding the coupon payment date.

Coupon Rate	The Notes will bear interest at a rate of 4.19% - 4.41% per annum. The actual coupon rate will be set at the time the trade is placed on the trade date.
Total Coupon Payable	4.19% - 4.41%
Payment at Maturity (per Note)

If the final price of the underlying equity is equal to or greater than the trigger price, we will pay you an amount in cash at maturity equal to your principal amount.

If the final price of the underlying equity is below the trigger price, we will deliver to you one share of the underlying equity for each Note you own, subject to adjustments in the case of certain corporate events, as described in the Trigger Yield Optimization Notes product supplement. In this scenario, the share of the underlying equity that will be delivered to you is expected to be worth significantly less than the principal amount of your Note and may have no value at all. We will pay cash in lieu of delivering any fractional shares.

Closing Price

On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying equity during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Initial Price	The closing price of the underlying equity on the trade date.
Trigger Price

80.00% of the initial price of the underlying equity. The trigger price is subject to adjustments in the case of certain corporate events, as described in the Trigger Yield Optimization Notes product supplement.

Final Price

The closing price of the underlying equity on the final valuation date. The final price is subject to adjustment in the case of certain corporate events, as described in the Trigger Yield Optimization Notes product supplement.

Trade Date	July 8, 2015
Settlement Date	July 13, 2015
Final Valuation Date	July 8, 2016. The final valuation date may be subject to postponement in the event of a market disruption event, as described in the Trigger Yield Optimization Notes product supplement.
Maturity Date	July 13, 2016. The maturity date may be subject to postponement in the event of a market disruption event, as described in the Trigger Yield Optimization Notes product supplement.
CUSIP	[]
ISIN	[]
Valoren	[]
Tax Treatment

There is no tax authority that specifically characterizes the Notes. UBS and you agree, in the absence of an administrative determination or judicial ruling to the contrary, to characterize the Notes for tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying equity. With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Coupon Rate (set when the trade is placed on the trade date)	Interest on Debt Component	Put Option Component
4.19% - 4.41% per annum	% per annum	% per annum
For further details and possible alternative tax treatments, please refer to the section entitled "What are the Tax Consequences of the Notes" in the prospectus supplement for more information.

The estimated initial value based on an issuance size of approximately $100,000 of the Notes as of the trade date is expected to be between 93.72% and 96.22% of the issue price to the public for Notes linked to the underlying equity. The range of the estimated initial value of the Notes was determined on the date of this preliminary terms supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks - Fair value considerations” and “Key Risks - Limited or no secondary market and secondary market price considerations” on pages 4 and 5 of this preliminary terms supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity, and the Notes can have downside market risk similar to the underlying equity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” in this preliminary terms supplement, under "Key Risks" beginning on page 6 of the prospectus supplement and under “Risk Factors” beginning on page PS-13 of the Trigger Yield Optimization Notes product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this preliminary terms supplement, the previously delivered prospectus supplement, the Trigger Yield Optimization Notes product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

See "Additional Information about UBS and the Notes" on page 4. The Notes we are offering will have the terms set forth in the Prospectus Supplement dated June 15, 2015 relating to the Notes, the Trigger Yield Optimization Notes product supplement, the accompanying prospectus and this preliminary terms supplement.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note

SPDR® EURO STOXX 50® ETF	$100%	$2.00%	$98.00%

UBS Financial Services Inc.

UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a prospectus supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offering for which this preliminary terms supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC web site at www.sec.gov as follows:

•	Prospectus Supplement dated June 15, 2015
http://www.sec.gov/Archives/edgar/data/1114446/000119312515222639/d941390d424b2.htm
•	Trigger Yield Optimization Notes product supplement dated June 15, 2015
http://www.sec.gov/Archives/edgar/data/1114446/000119312515222472/d941606d424b2.htm
•	Prospectus dated June 12, 2015
http://www.sec.gov/Archives/edgar/data/1114446/000119312515222010/d935416d424b3.htm

References to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries. In this document, "Trigger Yield Optimization Notes" or the "Notes" refer to the Notes that are offered hereby. Also, references to "prospectus supplement" mean the UBS prospectus supplement dated June 15, 2015, references to "Trigger Yield Optimization Notes product supplement" mean the UBS product supplement, dated June 15, 2015, relating to the Notes generally and references to the "accompanying prospectus" mean the UBS prospectus titled, "Debt Securities and Warrants", dated June 12, 2015.

This preliminary terms supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” and in “Risk Factors” in the Trigger Yield Optimization Notes product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here and are comparable to the corresponding risks discussed in the "Key Risks" section of the prospectus supplement, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the "Risk Factors" section of the Trigger Yield Optimization Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

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Risk of loss at maturity - The Notes differ from ordinary debt securities in that UBS will not necessarily pay the full principal amount of the Notes at maturity. UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying equity is greater than or equal to the trigger price and only at maturity. If the final price of the underlying equity is below the trigger price, UBS will deliver to you one share of the underlying equity at maturity for each Note that you own instead of the principal amount in cash. If you receive shares of the underlying equity at maturity, the value of the shares you recieve is expected to be significantly less than the principal amount of the Notes or may have no value at all.

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Higher coupon rates are generally associated with a greater risk of loss - Greater expected volatility with respect to the Note’s underlying equity reflects a higher expectation as of the trade date that the price of the underlying equity could close below its trigger price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, the underlying equity’s volatility can change significantly over the term of the Notes and the price of the underlying equity for your Note could fall sharply, which could result in a significant loss of principal.

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The contingent repayment of your principal applies only at maturity - You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the underlying equity price is above the trigger price.

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Your return on the Notes is expected to be limited to the coupons paid on the Notes - You will not participate in any appreciation of the underlying equity from the trade date to the final valuation date and your return is expected to be limited to the coupon payments. If the closing price of the underlying equity on the final valuation date is greater than or equal to the trigger price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying equity even though you risked being subject to the decline in the price of the underlying equity. If the closing price of the underlying equity on the final valuation date is less than the trigger price, UBS will deliver to you shares of the underlying equity at maturity which will be worth less than the trigger price as of the final valuation date and are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying equity.

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Credit risk of UBS - The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

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Market risk - The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and (i) in the case of common stock or American depositary shares, its issuer (the "underlying equity issuer") or (ii) in the case of an exchange traded fund, the securities, futures contracts or physical commodities constituting the assets of that underlying equity. These factors include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying equity issuer and the underlying equity for your Notes. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

•	Fair value considerations.
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The issue price you pay for the Notes will exceed their estimated initial value - The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final terms supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

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The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value - The value of your Notes at any time will vary based on many factors, including the factors described above and in “Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

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Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date - We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to pricing the Notes on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

•	Limited or no secondary market and secondary market price considerations.
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There may be little or no secondary market for the Notes - The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

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The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements - For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets for the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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Price of Notes prior to maturity - The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.

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Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices - All other things being equal, the use of the internal funding rates described above under “- Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

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Owning the Notes is not the same as owning the underlying equity - The return on your Notes may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity, and you will not participate in any appreciation of the underlying equity, over the term of the Notes. Furthermore, the underlying equity may appreciate substantially during the term of your Notes and you will not participate in such appreciation.

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No assurance that the investment view implicit in the Notes will be successful - It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the underlying equity price will not rise by more than the coupons paid on the Notes or will not close below the trigger price on the final valuation date. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

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There is no affiliation between the underlying equity issuer, or for Notes linked to exchange traded funds, the issuers of the constituent stocks comprising the underlying equity (the "underlying equity constituent stock issuers"), and UBS, and UBS is not responsible for any disclosure by such issuer(s) - We and our affiliates may currently, or from time to time in the future engage in business with the underlying equity issuer or, if applicable, any underlying equity constituent stock issuers. However, we are not affiliated with the underlying equity issuer or any underlying equity constituent stock issuers and are not responsible for such issuer's public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should make your own investigation into the underlying equity issuer or, if applicable, each underlying equity constituent stock issuer. Neither the underlying equity issuer nor any underlying equity constituent stock issuer is involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. Such issuer(s) have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

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The calculation agent can make adjustments that affect the payment to you at maturity - The calculation agent may adjust the amount payable at maturity by adjusting the trigger price, the number of shares and/or the final price of the underlying equity that may be delivered for certain corporate events affecting the underlying equity, such as stock splits and stock dividends, and certain other actions involving the underlying equity. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying equity. If an event occurs that does not require the calculation agent to adjust the trigger price and the number of shares of the underlying equity that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected. In the case of common stock or American depositary shares, following certain corporate events relating to the issuer of the underlying equity where the issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock or American depositary shares of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. Additionally, if the issuer of the underlying equity becomes subject to (i) a reorganization event whereby the underlying equity is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates or (iii) an underlying equity is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on the common stock or American depositary shares issued by another company. In the case of an exchange traded fund, following a suspension from trading or if an exchange traded fund is discontinued, the amount you receive at maturity may be based on a share of another exchange traded fund.The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes - Antidilution Adjustments” beginning on page PS-30 of the Trigger Yield Optimization Notes product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity UBS will pay you an amount in cash equal to your principal amount, unless the final price of the underlying equity is below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

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The value of the underlying equity may not completely track the value of the securities in which such exchange traded fund invests –– The underlying equity may be an exchange traded fund, and although the trading characteristics and valuations of such underlying equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of the underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

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Fluctuation of NAV –– The net asset value (the "NAV") of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

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Failure of the underlying equity to track the level of the underlying index –– The underlying equity may be an exchange traded fund. Such underlying equity may be designed and intended to track the level of a specific index (an "underlying index"), but various factors, including fees and other transaction costs, may prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity may not be equal to the performance of its underlying index.

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Potential UBS impact on the market price of the underlying equity - Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the market price of the underlying equity and, therefore, the market value of your Notes.

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Potential conflict of interest - UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the final price is below the trigger price and accordingly the payment at maturity on your Notes. The calculation agent may also postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date and may make adjustments to the share factor, trigger price, final price and/or the underlying equity itself for certain corporate events affecting the underlying equity. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-30 of the Trigger Yield Optimization Notes product supplement. As UBS determines the economic terms of the Notes, including the coupon rate and trigger price, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

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Potentially inconsistent research, opinions or recommendations by UBS - UBS and its affiliates may publish research or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes, and which may be revised without notice. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may influence the value of the Notes.

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Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Notes - Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS's assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS's debt and/or other obligations, including its obligations under the Notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.

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Dealer incentives - UBS and its affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes which may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of 2.0% per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

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Uncertain tax treatment - Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the sections entitled "What are the Tax Consequences of the Notes?" in the prospectus supplement and “Supplemental U.S. Tax Considerations ” beginning on page PS-44 of the Trigger Yield Optimization Notes product supplement and consult your tax advisor about your tax situation.

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Changes affecting the underlying index could have an adverse effect on the value of the Securities - The policies of STOXX Limited, the sponsor of the underlying index (the "index sponsor"), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the value of the Securities.

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European Union Short Selling Regulation - Your investment may cause you to become subject to short position disclosure requirements if it confers a financial advantage to you in the event of a decrease in the price or value of any relevant shares under Regulation (EU) No. 236/2012 (the "Short Selling Regulation"). This will occur if such short position, when combined with other long and short positions you may hold, causes you to cross a relevant net short position disclosure threshold under the Short Selling Regulation. It is your responsibility to monitor your net short positions and to comply with the obligations applicable to you under the Short Selling Regulation. You should consult with your legal and regulatory advisers should you have any concerns about these requirements.

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Non-U.S. securities market risk - The constituent stocks of the EURO STOXX® Index are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Specifically, the index constituent stocks are issued by companies located within the Eurozone. The Eurozone has undergone severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the EURO STOXX® Index and, consequently, on the value of the Securities.

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The EURO STOXX® Index reflects price return, not total return - The return on your Securities is based on the performance of the EURO STOXX® Index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a "total return" index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Securities will not include such a total return feature or dividend component.

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The underlying equity utilizes a passive indexing investment approach - The underlying equity is not managed according to traditional methods of "active" investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlying equity, utilizing a "passive" or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of stocks that generally replicate such underlying index. Therefore, unless a specific stock is removed from the underlying index, the underlying equity generally would not sell a stock because the stock's issuer was in financial trouble. In addition, the underlying equity is subject to the risk that the investment strategy of the underlying equity's investment adviser may not produce the intended results.

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UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests - UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

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?The index return will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the index constituent stocks are traded in a non-U.S. currency and the Securities are denominated in U.S. dollars - The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the index constituent stocks are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

Information about the Underlying Equity

All disclosures regarding the underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity. You should make your own investigation into the underlying equity.

The underlying equity will be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

SPDR® EURO STOXX 50® ETF

We have derived all information contained herein regarding the SPDR® EURO STOXX 50® ETF (the "FEZ ETF") from publicly available information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc., the investment adviser to the EURO STOXX 50 ETF (the "Adviser"). UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EURO STOXX 50 ETF.

The EURO STOXX 50 ETF is designed to replicate the price and yield performance, before fees and expenses, of the 20 EURO STOXX® Supersector Indices. The EURO STOXX® Supersector Indices are subsets of the EURO STOXX® Index (the "Index"). The EURO STOXX® Index is a broad yet liquid subset of the STOXX® Europe 600 Index. The Index captures approximately 60% of the free-float market capitalization of the EURO STOXX® Total Market Index, which in turn covers approximately 95% of the free float market capitalization of the represented countries. Countries covered in the Index have historically included, among others, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands and Spain.

The Index is sponsored by STOXX (the "Index Provider") which is not affiliated with the EURO STOXX 50 ETF or the Adviser. The Index Provider determines the composition of the Index, relative weightings of the securities in the Index and publishes information regarding the market value of the Index.

As of June 30, 2014, ordinary operating expenses of the EURO STOXX 50 ETF are expected to accrue at an annual rate of 0.29% of the EURO STOXX 50 ETF's daily net asset value. Expenses of the EURO STOXX 50 ETF reduce the net value of the assets held by the EURO STOXX 50 ETF.

As of June 30, 2014, the EURO STOXX 50 ETF held stocks of European companies in the following industry sectors: Financials (25.58%), Industrials (11.84%), Energy (9.60%), Health Care (9.49%), Consumer Staples (9.35%), Consumer Discretionary (9.03%), Telecommunication Services (6.49%), Utilities (6.43%), Materials (6.11%), and Information Technology (3.86%).

In making your investment decision you should review the prospectus related to the EURO STOXX 50 ETF, dated January 31, 2014 filed by SPDR® Index Shares Funds ("the EURO STOXX 50 ETF Prospectus") available at:

http://www.sec.gov/Archives/edgar/data/1168164/000119312514024510/d656591d485bpos.htm

In addition, the EURO STOXX 50 ETF Prospectus is available on EURO STOXX 50 ETF's website as indicated below. In making your investment decision you should pay particular attention to the sections of the EURO STOXX 50 ETF Prospectus entitled "Principal Risks of Investing in the Fund" and "Additional Risk Information." UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EURO STOXX 50 ETF Prospectus, and such information is not incorporated by reference in, and should not be considered part of, these Terms or any accompanying prospectus.

The EURO STOXX 50 ETF's website is https://www.spdrs.com/product/fund.seam?ticker=FEZ. Shares of the EURO STOXX 50 ETF are listed on the NYSE Arca under ticker symbol "FEZ."

Information filed by SPDR® EURO STOXX 50® ETF with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file number: 333-92106 and 811-21145.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary terms supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for EURO STOXX 50 ETF's shares, based on daily closing prices on the primary exchange for EURO STOXX 50 ETF. We obtained the closing prices below from Bloomberg Professional service (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. EURO STOXX 50 ETF's closing price on July 7, 2015 was $36.23. The actual initial price will be the closing price of EURO STOXX 50 ETF's shares on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close

10/01/2010	12/31/2010	$40.47	$34.04	$36.84

01/03/2011	03/31/2011	$41.34	$35.28	$40.71

04/01/2011	06/30/2011	$44.03	$37.61	$40.59

07/01/2011	09/30/2011	$41.18	$26.49	$28.28

10/03/2011	12/30/2011	$34.92	$27.24	$29.51

01/03/2012	03/30/2012	$33.92	$28.59	$32.46

04/02/2012	06/29/2012	$32.76	$25.83	$28.22

07/02/2012	09/28/2012	$33.41	$25.47	$31.03

10/01/2012	12/31/2012	$34.79	$30.54	$34.66

01/02/2013	03/28/2013	$36.40	$32.78	$33.04

04/01/2013	06/28/2013	$36.58	$32.44	$33.11

07/01/2013	09/30/2013	$39.13	$32.80	$38.38

10/01/2013	12/31/2013	$42.20	$38.48	$42.20

01/02/2014	03/31/2014	$42.66	$38.94	$42.66

04/01/2014	06/30/2014	$45.11	$42.16	$43.27

07/01/2014	09/30/2014	$43.81	$39.26	$39.70

10/01/2014	12/31/2014	$39.70	$35.94	$36.86

01/02/2015	03/31/2015	$39.67	$34.86	$38.82

04/01/2015	06/30/2015	$40.71	$37.43	$37.43

07/01/2015*	07/07/2015*	$37.66	$36.14	$36.23

* As of the date of this preliminary terms supplement, available information for the third calendar quarter of 2015 includes data for the period from July 1, 2015 through July 7, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the performance of EURO STOXX 50 ETF's shares for the period indicated, based on information from Bloomberg. The solid line represents a hypothetical trigger price of $28.62, which is equal to 80.00% of an intra-day price on July 8, 2015. The actual trigger price will be based on the closing price of EURO STOXX 50 ETF's shares on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover of the final terms supplement, the document that will be filed filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC will agree to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final terms supplement.

Conflicts of Interest - Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a "conflict of interest" in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation - The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 1 month after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks - Fair value considerations” and “Key Risks - Limited or no secondary market and secondary market price considerations” on pages 4 and 5 of this preliminary terms supplement.

You should rely only on the information incorporated by reference or provided in this preliminary terms supplement, the accompanying prospectus supplement, the product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary terms supplement is accurate as of any date other than the date on the front of the document.		Conflicts of Interest ...................................................................................	75
		Validity of the Securities .............................................................................	76
		Experts .......................................................................................................	76

TABLE OF CONTENTS

Preliminary Terms Supplement
Indicative Terms ...................................................................................	1
Additional Information About UBS and the Notes ...........................	3
Key Risks...............................................................................................	4
Information about the Underlying Equity ..............................................	7
SPDR® EURO STOXX 50® ETF .......................................................................	7
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any) .......................................................................................	9
Prospectus Supplement
Investment Description ..........................................................................	i

$ •

UBS AG Trigger Yield

Optimization Notes

due on or about July 13, 2016

Features ................................................................................................	i
Note Offering ........................................................................................	i
Additional Information About UBS and the Notes ..................................	ii
Investor Suitability .................................................................................	1
Summary Terms ....................................................................................	2
Investment Timeline ..............................................................................	2
What are the Tax Consequences of the Notes?......................................	3
Key Risks ...............................................................................................	6
Hypothetical Examples and Return Table ...............................................	11
Information About the Underlying Equity ..............................................	13
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any) .....................................................................................	13
Annex A – Form of Final Terms Supplement ..........................................	A-2
Annex B – UBS Equity Investor - Investment Guide ................................	B-2
Product Supplement		Preliminary Terms Supplement dated July 8, 2015 (To Prospectus Supplement dated June 15, 2015, Product Supplement dated June 15, 2015 and Prospectus dated June 12, 2015)
Product Supplement Summary ..............................................................	PS-1
Hypothetical Payment Amounts on Your Notes .....................................	PS-13
Risk Factors ............................................................................................	PS-14
General Terms of the Notes ...................................................................	PS-28
Use of Proceeds and Hedging ................................................................	PS-45
Supplemental U.S. Tax Considerations ...................................................	PS-46
Certain ERISA Considerations .................................................................	PS-55
Supplemental Plan of Distribution (Conflict of Interest) ...........................	PS-56
Prospectus
Introduction ..........................................................................................	1
Cautionary Note Regarding Forward-Looking Statements .....................	3
Incorporation of Information About UBS AG .........................................	4
Where You Can Find More Information ................................................	5
Presentation of Financial Information ....................................................	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others ......................................................................	6
UBS ........................................................................................................	7
Swiss Regulatory Powers .........................................................................	10
Use of Proceeds .....................................................................................	11

UBS Investment Bank

UBS Financial Services Inc.

Description of Debt Securities We May Offer .........................................	12
Description of Warrants We May Offer .................................................	32
Legal Ownership and Book-Entry Issuance .............................................	47
Considerations Relating to Indexed Securities ........................................	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency ......................................................	55
U.S. Tax Considerations ............................................................................	58
Tax Considerations Under the Laws of Switzerland ..................................	69
Benefit Plan Investor Considerations ........................................................	71
Plan of Distribution ..................................................................................	73